Exhibit 99.1

For more information, please contact:
Bob Wilcox
Vice President Corporate Communications
(636) 728-3177

THERMADYNE HOLDINGS CORPORATION
COMPLETES SALE OF $175,000,000 OF SENIOR SUBORDINATED NOTES

     ST. LOUIS, MISSOURI — February 5, 2004 — Thermadyne Holdings Corporation announced today the completion of its previously announced sale of $175 million in aggregate principal amount of 9 1/4 % Senior Subordinated Notes due 2014. The Notes were privately placed. Thermadyne used the net proceeds from the offering, together with approximately $20 million of new term loan borrowings under an amendment and restatement to its credit agreement, to repay all outstanding borrowings under Thermadyne’s existing senior term loan facility and to reduce amounts outstanding under Thermadyne’s existing revolving credit facility.

     Thermadyne offered the notes in reliance upon an exemption from registration under the Securities Act of 1933 for an offer and sale of securities that does not involve a public offering. The notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration. This news release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which it would be unlawful.

     Thermadyne, headquartered in St. Louis, Missouri, is a leading multinational manufacturer of cutting and welding products and accessories.

     This press release contains statements that are forward-looking within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. When used herein, the words “anticipates”, “expects”, “believes”, “goals”, “intends”, “plans”, or “projects” and similar expressions are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and that actual results could differ materially as a result of known and unknown risks and uncertainties, including: various regulatory issues, general economic conditions, future trends, and other risks, uncertainties and factors disclosed in the company’s most recent reports on Forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission.